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Albara Corporation announces Agreement to
acquire Leapfrog Smart Products, Inc.

Houston, Texas, October 25, 1999: Albara Corporation, ("ALBARA"), announced today that it has entered into a Plan and Agreement of Merger to acquire Leapfrog Smart Products, Inc., ("LEAPFROG") a private corporation headquartered in Orlando, Florida. LEAPFROG is dedicated to designing, developing, licensing and marketing Smart Card applications and related database management systems and services. The Smart Card is a wallet-sized plastic card with an embedded computer chip carrying a myriad of accessible data that is retrievable on demand and capable of fully integrating a variety of everyday functions with strict security features.

This transaction will be structured as a reverse acquisition whereby the existing shareholders of LEAPFROG will obtain control of ALBARA. ALBARA intends to call a shareholder's meeting for the purpose of effecting a 1 for 10 reverse split of the Company's common stock, increasing the number of authorized shares of common stock, changing the name of ALBARA to "Leapfrog Smart Products, Inc." and electing a new Board of Directors. The acquisition shall become effective shortly after the completion of the ALBARA shareholder meeting. On the effective date, the shareholders of LEAPFROG shall receive 4,717,559 shares of ALBARA common stock. In addition, ALBARA shall reserve 1,511,950 shares of common stock for possible issuance in connection with LEAPFROG options and warrants. The existing shareholders of ALBARA shall hold 397,671 shares of ALBARA common stock.

The common stock of ALBARA CORPORATION is traded in the over-the-counter market and is listed on the Bulletin Board published by the National Quotation Bureau. ALBARA is a development stage company with no ongoing operations. Statements in this release which are not historical fact are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties.


By:  Real Provencher

Its: President

DATE: October 25, 1999

Albara
Corporation

Contact: Real Provencher
Albara Corporation
610 South Frazier
Conroe, TX 77301

Phone (409) 539-2992